Exhibit 99.1

SUPER LEAGUE GAMING REPORTS RECORD SECOND QUARTER 2021 RESULTS

Santa Monica, Calif. – (August 12, 2021) - Super League Gaming (Super League or the Company) (Nasdaq: SLGG), a global leader in video gaming and esports experiences and entertainment for everyday players of all ages, reported recent operational developments and financial results for the second quarter ended June 30, 2021.

Q2 Highlights and Recent Operational Developments
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Second quarter revenues reach record $1.1 million in 2021, up 235% compared to Q2 2020 with increases in all primary revenue streams.
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Gross margin continues to be healthy at 51% for Q2 2021.
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Balance sheet remains strong with $31.5 million of cash on hand as of June 30, 2021 and no debt.
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Successful shareholder support for the acquisition of Mobcrush, which was completed on June 1st and brings synergies that will drive future revenue growth.
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In July 2021, Pixel Paradise launched as the first ever Minecraft Bedrock server focused on role-playing, joining our property Mineville as two of seven official Minecraft servers.
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And today, we announced the acquisition of Bannerfy, a creator monetization and ad technology platform, augmenting our offers to brands and advertisers.

Management Commentary
“In the second quarter, we continued to execute on our mission of building a world-class gaming-centric media and entertainment platform, delivering record quarterly revenue,” said Ann Hand, Chief Executive Officer of Super League Gaming. “We closed the transformative acquisition of Mobcrush and have already begun to see tremendous synergies with our combined technology stack and advertising inventory. We are well-positioned to take advantage of the mega trends in gaming and esports and expect to continue growing our scale at an accelerated pace. We are quite optimistic about the opportunities that lie ahead for Super League and its network of gamers and creators.”

Second Quarter 2021 Financial Results
Revenues in the second quarter of 2021 increased 235% to $1.1 million compared to $324,000 in the comparable prior year quarter. Advertising and sponsorship revenues comprised approximately 45% of revenues for the second quarter of 2021 as compared to 15% for the comparable prior year quarter, and increased 890% compared to the prior year quarter, due to significant increases in direct sales and programmatic advertising revenues on our owned, operated and partners’ digital channels. Content sales revenues comprised approximately 34% of revenues for the second quarter of 2021 as compared to 73% for the comparable prior year quarter, and increased 55% compared to the prior year quarter, due to an increase in revenues generated in connection with our curation and distribution of esports and entertainment content for our own network of digital channels and our media and entertainment partner channels. This includes the syndication and licensing of original programming content, user generated content, including online gameplay and gameplay highlights, and the creation of content for third parties utilizing our Virtualis remote production and broadcast technology. Direct-to-consumer revenues comprised approximately 22% of revenues for the second quarter of 2021 as compared to 12% for the comparable prior year quarter, and increased 500% compared to the prior year quarter. The increase in direct-to-consumer revenues primarily reflects one month of Mobcrush-related Mineville digital goods sales revenues and the continued increase in Minehut-related subscription and digital goods sales revenues.
Second quarter 2021 cost of revenue increased to $533,000 compared to $116,000 in the comparable prior year quarter due primarily to the increase in related revenues. As a percent of revenue, gross profit in the second quarter of 2021 was 51% compared to 64% in the prior year quarter. The decrease primarily reflects lower actual costs incurred for certain contracted activations in the second quarter of 2020, as we transitioned certain projects online in response to the COVID-19 pandemic.

Total operating expense in the first quarter of 2021 was $6.9 million compared to $4.8 million in the comparable prior year quarter due to an increase in technology platform infrastructure costs, selling, marketing and advertising expense in support of the increased revenue, personnel costs related to employees acquired in connection with the acquisition of Mobcrush, noncash amortization of intangible assets acquired in connection with the acquisition of Mobcrush, and Mobcrush transaction-related expenses. Non-cash stock compensation charges for the second quarter of 2021 totaled $561,000 compared to $397,000 in the second quarter of 2020. Mobcrush acquisition-related transaction costs, which are required to be expensed in period incurred, totaled $417,000 in the second quarter of 2021.

Included in other income (expense), net, for the second quarter of 2021 is a $1.2 million gain recognized in connection with the forgiveness and extinguishment of the May 2020 PPP Loan and accrued interest, which was forgiven in May 2021, pursuant to the applicable provisions of the Cares Act.

In addition, in connection with the application of the acquisition method of accounting to the Mobcrush acquisition transaction, the net deferred tax liability resulting from the merger created a source of income to utilize against the Company’s existing net deferred tax assets. Accordingly, the valuation allowance on a portion of the Company's net deferred tax assets was released, resulting in an income tax benefit of $2.8 million, recorded as a credit to income tax benefit for the second quarter of 2021.

On a GAAP-basis, which includes the impact of noncash charges and credits, net loss in the second quarter of 2021 was $2.3 million or $(0.08) per share, compared to a net loss of $4.6 million or $(0.48) per share in the comparable prior year quarter. The weighted average diluted share count for the second quarter of 2021 was 27.2 million compared to 9.5 million for the second quarter of 2020. The weighted average diluted share count for the second quarter of 2021 reflects the issuance of 12,067,571 shares of the Company’s common stock to the former shareholders of Mobcrush as merger consideration in the all-common stock transaction, which closed on June 1, 2021.

Proforma net loss for the second quarter of 2021, which excludes the impact of noncash charges and credits, was $5.5 million, or $(0.20) per share, compared to a proforma net loss of $4.1 million, or $(0.41) per share in the comparable prior year quarter.

Liquidity
As of June 30, 2021, the Company had cash of $31.5 million and no debt, compared to $36.7 million and no debt as of March 31, 2021.

Conference Call
The Company will hold a conference call on Thursday, August 12 at 5:00 p.m. Eastern time to discuss its second quarter 2021 results and provide a business update.

Date: Thursday, August 12, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: (866) 987-6716
International dial-in number: (630) 652-5945
Conference ID: 2093596

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.SuperLeague.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through 8:00 p.m. Eastern time on August 19, 2021.

Toll-free replay number: (855) 859-2056
International replay number: (404) 537-3406
Replay ID: 2093596

About Super League Gaming
Super League Gaming (Nasdaq: SLGG) is a leading video game entertainment and experiences company that gives tens of millions of players multiple ways to create, connect, compete, and enjoy the video games they love. Fueled by proprietary and patented technology systems, the company’s offerings include gameplay properties in which young gamers form vibrant in-game communities, content creation platforms that power live broadcasts and on-demand video series that generate billions of views annually across the world’s biggest distribution channels, and competitive gaming tournaments featuring many of the most popular global titles. Through partnerships with top consumer brands, in-game player and brand monetization, and a fully virtual cloud-based video production studio, Super League is building a broadly inclusive business at the intersection of content creation, creator monetization, and both casual and competitive gameplay. For more, go to superleague.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our possible or assumed business strategies, potential growth opportunities, new products and potential market opportunities. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended June 30, 2021, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change; increased competition on our market and our ability to compete effectively; expansion of our operations and increased adoption of our platform internationally; whether the merger transaction with Mobcrush will prove beneficial to the Company; and our ability to consummate the acquisition transaction with Bannerfy and, if consummated, whether the acquisition of Bannerfy will prove beneficial to the Company. Additional risks and uncertainties that could affect our financial results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings that we make from time to time with the Securities and Exchange Commission which, once filed, are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures
As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes proforma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use proforma net loss, proforma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash stock compensation charges, non-cash interest charges on convertible debt, and non-cash prepaid in-kind advertising charges that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management’s internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Proforma Net Loss and EPS. We define Proforma Net Loss as net loss calculated in accordance with GAAP, but excluding non-cash stock compensation charges, non-cash interest charges on convertible debt (including accrued periodic interest, periodic or accelerated amortization of debt discount charges and charges related to convertible debt related beneficial conversion features), and noncash amortization on noncash intangible assets. Proforma EPS is defined as Proforma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Non-cash interest charges related to convertible debt outstanding, if any, including accrued periodic interest, periodic or accelerated amortization of debt discount charges and charges related to convertible debt related beneficial conversion features, primarily reflects the attribution of value to common stock purchase warrants and the beneficial conversion feature embedded in the convertible debt instruments, and the expensing of these amounts on a straight-line basis over the term of the convertible debt as additional interest cost related to the debt. These non-cash amounts are reflected in other expense and are not expenses associated with our core business operations. Management believes that providing a non-GAAP financial measure that excludes non-cash interest charges allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for all stock purchase consideration transactions management believes that providing a non-GAAP financial measure that excludes non-cash amortization related to these assets acquired allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of proforma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation and debt related interest charges that are or may be recurring, and that may or will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with common stock purchase warrants and beneficial conversion features embedded in convertible debt outstanding is a critical component of the cost of debt financings. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled “Reconciliation of GAAP to Non-GAAP Financial Information” provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations:
Cody Slach and Sophie Pearson
Gateway Investor Relations
(949) 574-3860
SLG@GatewayIR.com

Media Contact:
Gillian Sheldon
(213) 718-3880
Gillian.Sheldon@superleague.com

SUPER LEAGUE GAMING, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash	$31,455,000	$7,942,000
Accounts receivable	1,721,000	588,000
Prepaid expenses and other current assets	900,000	837,000
Total current assets	34,076,000	9,367,000

Property and Equipment, net	122,000	138,000
Intangible and Other Assets, net	20,221,000	1,907,000
Goodwill	46,804,000	2,565,000
Total assets	$101,223,000	$13,977,000

Liabilities
Accounts payable and accrued expenses	$2,808,000	$1,829,000
Deferred Revenue	142,000	-
Total current liabilities	2,950,000	1,829,000

Long-term note payable	-	1,208,000
Deferred tax liability	-	-
Total Liabilities	2,950,000	3,037,000

Stockholders’ Equity
Common Stock	45,000	25,000
Additional paid-in capital	209,703,000	115,459,000
Accumulated deficit	(111,475,000)	(104,544,000)
Total stockholders’ equity	98,273,000	10,940,000
Total liabilities and stockholders’ equity	$101,223,000	$13,977,000

SUPER LEAGUE GAMING, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

REVENUE	$1,084,000	$324,000	$1,872,000	$567,000
COST OF REVENUE	(533,000)	(116,000)	(875,000)	(233,000)

GROSS PROFIT	551,000	208,000	997,000	334,000

OPERATING EXPENSES
Selling, marketing and advertising	1,934,000	1,256,000	3,417,000	2,529,000
Technology and platform development	2,497,000	1,685,000	4,100,000	3,590,000
General and administrative	2,433,000	1,826,000	4,419,000	3,922,000
Total operating expenses	6,864,000	4,767,000	11,936,000	10,041,000

NET OPERATING LOSS	(6,313,000)	(4,559,000)	(10,939,000)	(9,707,000)

OTHER INCOME (EXPENSE)
Interest expense	(2,000)	(2,000)	(5,000)	(2,000)
Other	1,216,000	1,000	1,220,000	15,000
OTHER INCOME (EXPENSE)	1,214,000	(1,000)	1,215,000	13,000

LOSS BEFORE BENEFIT FROM INCOME TAXES	(5,099,000)	(4,560,000)	(9,724,000)	(9,694,000)

BENEFIT FOR INCOME TAXES	2,793,000	-	2,793,000	-

NET LOSS	$(2,306,000)	$(4,560,000)	$(6,931,000)	$(9,694,000)

Net loss attributable to common stockholders - basic and diluted
Basic and diluted loss per common share	$(0.08)	$(0.48)	$(0.29)	$(1.07)
Weighted-average number of shares outstanding, basic and diluted	$27,165,755	$9,548,000	$23,525,528	$9,066,000

SUPER LEAGUE GAMING, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

GAAP net loss	$(2,306,000)	$(4,560,000)	$(6,931,000)	$(9,694,000)
Add back:
Non-cash stock compensation	561,000	397,000	972,000	1,099,000
Non-cash amortization of intangibles	251,000	-	251,000	-
Noncash benefit for income taxes	(2,793,000)	-	(2,793,000)	-
Other noncash items	(1,213,000)	107,000	(1,213,000)	413,000
Proforma net loss	$(5,500,000)	$(4,056,000)	$(9,714,000)	$(8,182,000)

Pro forma non-GAAP net earnings (loss) per common share — diluted	$(0.20)	$(0.42)	$(0.41)	$(0.90)
Non-GAAP weighted-average shares — diluted	27,165,755	9,548,000	23,525,528	9,066,000

SUPER LEAGUE GAMING, INC.
CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended
	June 30,
	2021	2020

Operating Activities
Net loss	$(6,931,000)	$(9,694,000)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	801,000	854,000
Stock-based compensation	972,000	1,099,000
Gain on loan forgiveness	(1,213,000)	-
Change in valuation allowance	(2,793,000)	-
Changes in assets and liabilities
Accounts Receivable	134,000	(204,000)
Prepaid Expenses and Other Assets	79,000	(484,000)
Accounts payable and accrued expenses	(991,000)	(5,000)
Deferred Revenue	12,000	(151,000)
Accrued interest on notes	5,000	-
Net Cash Used in Operating Activities	(9,925,000)	(8,585,000)

Investing Activities
Cash acquired in connection with Mobcrush Acquisition	586,000	-
Purchase of property and equipment	(11,000)	(6,000)
Capitalization of software development costs	(437,000)	(691,000)
Acquisition of other intangibles	(137,000)	(72,000)
Net Cash Used in Investing Activities	1,000	(769,000)

Financing Activities
Proceeds from issuance of common stock, net	33,399,000	5,953,000
Proceeds from long-term note payable	-	1,200,000
Proceeds from stock option exercises	38,000	-
Net Cash Provided by Financing Activities	33,437,000	7,153,000

Net Cash Increase (decrease) for the Period	23,513,000	(2,201,000)
Cash at Beginning of the Period	7,942,000	8,442,000
Cash at End of the Period	$31,455,000	$6,241,000